OrthoPediatrics Corp. Reports Second Quarter 2020 Financial Results

WARSAW, Indiana, August 5, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq:KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 and Recent Business Highlights
•Generated total revenue of $13.6 million for second quarter 2020, down 25.3% from $18.2 million in second quarter 2019 driven primarily by the impact of the COVID-19 pandemic; U.S. revenue decline was 12.3% for the second quarter 2020 compared to the second quarter 2019
•Commenced initial U.S. launch of the ApiFix Minimally Invasive Deformity Correction (“ApiFix”) system in June following its acquisition in April and are encouraged by the completion of the first cases
•Expanded the domestic sales organization to 164 consultants, up 7.9% from second quarter 2019 of 152 consultants
•Deployed $5.8 million of consignment sets in second quarter 2020, compared to $9.3 million in the same period prior year
•Completed follow-on public offering in June with net proceeds of $70.4 million
•Continued Double-Diamond sponsorship for the 2020 Pediatric Orthopaedic Society of North America (“POSNA”) Virtual Meeting in May

Mark Throdahl, Chief Executive Officer of OrthoPediatrics, commented, “The COVID-19 pandemic is a test of a company’s culture and its leadership. During this crisis, OrthoPediatrics’ associates have risen together to support our surgeons and their patients. Despite the overall sales decline for the quarter from prior year, we have seen significant and consistent monthly improvement throughout the period. We also continue executing across all our key initiatives. These include the acquisition of ApiFix and the domestic launch of its game-changing technology for treating scoliosis, record conversion of new Orthex customers, new product development, regulatory compliance advancements, set consignments, and clinical education support. We maintained our Double Diamond sponsorship of pediatric surgical societies in the U.S. and Europe, when others reduced or eliminated their contributions entirely, which has attracted extensive surgeon notice.”

Mr. Throdahl continued, “We would like to thank our shareholders for their continued support of our recent $70 million capital raise that strengthens our balance sheet. We remain committed to the health and welfare of our associates, guaranteeing their jobs and salaries, and we would like to thank them for their commitment and extraordinary productivity while working from home. Finally, we would like to recognize healthcare providers everywhere for their skill, resilience, and selflessness treating patients during this pandemic.”

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Second Quarter 2020 Financial Results
Total revenue for the second quarter of 2020 was $13.6 million, a 25.3% decrease compared to $18.2 million for the same period last year. U.S. revenue for the second quarter of 2020 was $12.1 million, a 12.3% decrease compared to $13.8 million for the same period last year, representing 89.4% of total revenue. International revenue for the second quarter of 2020 was $1.4 million, a 66.8% decrease compared to $4.4 million for the same period last year, representing 10.6% of total revenue. International markets continue to be impacted by COVID as there are fewer stand-alone pediatric hospitals and procedures are much slower to return. Total revenue performance continued to improve throughout the quarter, particularly domestically which delivered year over year growth in June.

Trauma and Deformity revenue for the second quarter of 2020 was $9.2 million, a 22.4% decrease compared to $11.9 million for the same period last year. Scoliosis revenue was $3.8 million, a 34.6% decrease compared to $5.9 million for the second quarter of 2019. Sports Medicine/other revenue for the second quarter of 2020 was $0.5 million, a 20.1% increase compared to $0.4 million for the same period last year. Trauma procedures continue stronger while Deformity Correction and Scoliosis procedures continue to see the impact of COVID and selective closure of elective surgeries.

Gross profit for the second quarter of 2020 was $10.1 million, a 26.1% decrease compared to $13.6 million for the same period last year. Gross profit margin for the second quarter of 2020 was 74.0%, compared to 74.8% for the same period last year.

Total operating expenses for the second quarter of 2020 were $17.1 million, a 10.8% increase compared to $15.4 million for the same period last year. The increase in operating expenses was driven by a 61.0% increase in general and administration expense primarily as a result of increased non-cash stock compensation as well as depreciation and the transaction expenses incurred for the acquisition of ApiFix. Operating loss for the second quarter of 2020 was ($7.0) million compared to ($1.8) million for the same period last year.

Net interest expense for the second quarter of 2020 was $1.4 million, compared to $0.6 million for the same period last year.

Net loss for the second quarter of 2020 was ($9.4) million, compared to ($2.6) million for the same period last year. Net loss per share for the period was ($0.54) per basic and diluted share, compared to ($0.18) per basic and diluted share for the same period last year. Adjusted EBITDA for the second quarter of 2020 was ($2.3) million as compared to $0.6 million for the second quarter of 2019. See below for additional information and a reconciliation of non-GAAP financial information.

The weighted average number of diluted shares outstanding for the three-month period ended June 30, 2020 was 17,549,118 shares.

In the second quarter of 2020, we had 164 sales representatives, up 7.9% compared to 152 in the same period of 2019.

The change in property and equipment during the second quarter of 2020 was $1.2 million, which compared to $3.6 million for the same period last year. This reflects the deployment of consigned sets, which includes product specific instruments and cases and trays, and acquisition related costs. Including the implants, $5.8 million of consigned sets were deployed during the second quarter of 2020, compared to $9.3 million during the second quarter of 2019.

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As of June 30, 2020, cash and restricted cash were $114.4 million, compared to $54.9 million as of March 31, 2020, and the Company had approximately $21.1 million in total outstanding indebtedness, with the full amount of its $15.0 million revolving credit facility currently available.

Full Year 2020 Financial Guidance Suspended
Due to the rapidly evolving environment and continued uncertainties surrounding the duration and impact of COVID-19, OrthoPediatrics maintains suspension of its revenue growth and set consignment guidance for the full year 2020.

Conference Call
OrthoPediatrics will host a conference call on Thursday, August 6, 2020, at 8:00 a.m. ET to discuss the results. The dial-in numbers are (888) 771-4371 for domestic callers and (847) 585-4405 for international callers. The conference ID number is 49857703. A live webcast and replay of the conference call will be available online from the investor relations page of the OrthoPediatrics’ corporate website at www.orthopediatrics.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2020, as updated and supplemented by our other SEC reports filed time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss from continuing operations, plus interest expense, net plus other expense, depreciation and amortization, stock-based compensation expense, fair value adjustment of contingent consideration, and acquisition related costs. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the metric as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash

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requirements for working capital needs and other potential cash requirements. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain a reconciliation of Net loss from continuing operations to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 35 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts
The Ruth Group
Emma Poalillo
(646) 536-7024
epoalillo@theruthgroup.com

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ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	June 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash	$113,054	$70,777
Restricted cash	1,361	1,250
Accounts receivable - trade, less allowance for doubtful accounts of $185 and $506, respectively	14,897	16,003
Inventories, net	48,875	38,000
Notes receivable	656	564
Prepaid expenses and other current assets	1,534	1,464
Total current assets	180,377	128,058

Property and equipment, net	24,131	21,349

Other assets:
Amortizable intangible assets, net	42,206	14,484
Goodwill	68,420	13,773
Other intangible assets	13,357	4,490
Total other assets	123,983	32,747

Total assets	$328,491	$182,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$6,003	$6,467
Accrued compensation and benefits	4,501	4,349
Current portion of long-term debt with affiliate	128	124
Current portion of aquisition installment payable	11,485	—
Other current liabilities	2,654	2,723
Total current liabilities	24,771	13,663

Long-term liabilities:
Long-term debt with affiliate, net of current portion	21,017	26,067
Acquisition installment payment, net of current portion	12,021	—
Contingent consideration	28,100	—
Operating lease liabilities	120	63
Total long-term liabilities	61,258	26,130

Total liabilities	86,029	39,793

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 19,544,008 shares and 16,723,128 shares issued as of June 30, 2020 (unaudited) and December 31, 2019, respectively	5	4
Additional paid-in capital	385,510	271,182
Accumulated deficit	(143,214)	(128,822)
Accumulated other comprehensive loss	161	(3)
Total stockholders' equity	242,462	142,361
Total liabilities and stockholders' equity	$328,491	$182,154

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ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$13,593	$18,200	$29,949	$32,856
Cost of revenue	3,532	4,581	7,675	8,582
Gross profit	10,061	13,619	22,274	24,274

Operating expenses:
Sales and marketing	5,620	7,606	13,184	14,153
General and administrative	10,577	6,569	18,458	12,181
Research and development	881	1,234	2,146	2,447
Total operating expenses	17,078	15,409	33,788	28,781

Operating loss	(7,017)	(1,790)	(11,514)	(4,507)

Other expenses:
Interest expense, net	1,399	632	1,778	935
Fair value adjustment of contingent consideration	910	—	910	—
Other expense	121	37	190	37
Total other expenses	2,430	669	2,878	972

Net loss from continuing operations	(9,447)	(2,459)	(14,392)	(5,479)
Net loss from discontinued operations	—	(159)	—	(159)
Net loss	$(9,447)	$(2,618)	$(14,392)	$(5,638)
Weighted average common shares - basic and diluted	17,549,118	14,451,979	16,986,485	14,409,752
Net loss per share - basic and diluted	$(0.54)	$(0.18)	$(0.85)	$(0.39)

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ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Six Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(14,392)	$(5,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,285	1,912
Stock-based compensation	3,453	1,163
Fair value adjustment of contingent consideration	910	—
Acquisition installment payable	886	—
Changes in certain current assets and liabilities:
Accounts receivable - trade	1,609	(5,499)
Inventories	(9,599)	(5,139)
Prepaid expenses and other current assets	66	(14)
Accounts payable - trade	(746)	1,934
Accrued expenses and other liabilities	(129)	357
Other	(50)	139
Net cash used in operating activities - continuing operations	(14,707)	(10,785)
Net cash provided by operating activities - discontinued operations	—	371
Net cash used in operating activities	(14,707)	(10,414)

INVESTING ACTIVITIES
Acquisition of Telos, net of cash acquired	(1,670)	—
Acquisition of ApiFix, net of cash acquired	(1,723)	—
Acquisition of Band-Lok intangible assets	(796)	—
Acquisition of Vilex and Orthex, net of cash acquired	—	(49,926)
Purchases of licenses	—	(170)
Purchases of property and equipment	(5,160)	(8,514)
Net cash used in investing activities - continuing operations	(9,349)	(58,610)
Net cash used in investing activities - discontinued operations	—	(47)
Net cash used in investing activities	(9,349)	(58,657)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	—	30,000
Payments on note with affiliate	(5,000)	—
Proceeds from issuance of common stock, net of issuance costs	70,207	—
Proceeds from exercise of stock options	1,281	657
Payments on mortgage notes	(61)	(59)
Net cash provided by financing activities	66,427	30,598

Effect of exchange rate changes on cash	17	—

NET INCREASE (DECREASE) IN CASH	42,388	(38,473)

Cash and restricted cash, beginning of year	$72,027	$60,691
Cash and restricted cash, end of period	$114,415	$22,218
Less cash of discontinued operations, end of period	—	360
Cash and restricted cash of continuing operations, end of period	$114,415	$21,858

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ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In Thousands)

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$513	$935
Transfer of instruments from property and equipment to inventory	$229	$267
Issuance of common shares to acquire Vilex and Orthex	$—	$10,000
Issuance of common shares to acquire Telos	$1,568	$—
Issuance of common shares to acquire ApiFix	$35,176	$—
Issuance of common shares to acquire Band-Lok intellectual property	$2,644	$—

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ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2020	2019	2020	2019
U.S.	$12,146	$13,848	$25,530	$24,115
International	1,447	4,352	4,419	8,741
Total	$13,593	$18,200	$29,949	$32,856

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2020	2019	2020	2019
Trauma and deformity	$9,220	$11,887	$21,430	$21,904
Scoliosis	3,836	5,866	7,547	10,124
Sports medicine/other	537	447	972	828
Total	$13,593	$18,200	$29,949	$32,856

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss from continuing operations	$(9,447)	$(2,459)	$(14,392)	$(5,479)
Interest expense, net	1,399	632	1,778	935
Other expense	121	37	190	37
Depreciation and amortization	1,947	1,084	3,285	1,912
Stock-based compensation	2,495	692	3,453	1,163
Fair value adjustment of contingent consideration	910	—	910	—
Acquisition related costs	256	589	336	589
Adjusted EBITDA	$(2,319)	$575	$(4,440)	$(843)

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